Exhibit 10.2
Execution Copy
AMENDMENT NO. 1
TO
RECEIVABLES PURCHASE AGREEMENT
          THIS AMENDMENT NO. 1 TO RECEIVABLES PURCHASE AGREEMENT (this “Amendment”), dated as of March 16, 2009, is entered into among HBI RECEIVABLES LLC, as seller (“Seller”), HANESBRANDS INC., in its capacity as servicer (in such capacity, the “Servicer”), the Committed Purchasers party hereto, the Conduit Purchasers party hereto, the Managing Agents party hereto, and JPMORGAN CHASE BANK, N.A. (“JPMorgan”), as agent (in such capacity, the “Agent”). Capitalized terms used herein without definition shall have the meanings ascribed thereto in the “Purchase Agreement” referred to below.
PRELIMINARY STATEMENTS
          A. Reference is made to that certain Receivables Purchase Agreement dated as of November 27, 2007 among Seller, Servicer, the Committed Purchasers, the Conduit Purchasers and the Agent (as amended prior to the date hereof and as the same may be further amended, restated, supplemented or modified from time to time, the “Purchase Agreement”).
          B. For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto have agreed to amend certain provisions of the Purchase Agreement upon the terms and conditions set forth herein.
     SECTION 1. Amendment. Subject to the satisfaction of the conditions precedent set forth in Section 3 hereof, the parties hereto hereby agree to amend the Purchase Agreement as follows:
     (a) Section 2.1 of the Purchase Agreement is hereby amended to delete clause (i) of the first sentence in its entirety and replace it with the following:
     (i) such fees as set forth in the Fee Letter and in the Agent Fee Letter,
     (b) Section 2.1 of the Purchase Agreement is hereby amended to delete the third sentence in its entirety and replace it with the following:
     Notwithstanding the foregoing, no provision of this Agreement, the Fee Letter or the Agent Fee Letter shall require the payment or permit the collection of any amounts hereunder in excess of the maximum permitted by applicable law.
     (c) Section 2.4 of the Purchase Agreement is hereby amended to delete the second clause in the priority of payments contained therein in its entirety and replace it with the following:
     (ii) second, to the Agent, for its own account or to be distributed to each Managing Agent, for the benefit of the Purchasers in its Purchase Group, as applicable,
* PORTIONS OF THIS DOCUMENT HAVE BEEN OMITTED PURSUANT TO A CONFIDENTIAL TREATMENT REQUEST

all accrued and unpaid fees under the Fee Letter and the Agent Fee Letter and all Yield, ratably in accordance with such amounts owed to such parties;
     (d) Article VIII of the Purchase Agreement is hereby amended to delete Section 8.5 in its entirety and replace it with the following:
     Section 8.5 Reports. The Servicer shall prepare and forward to each Managing Agent and the Agent (i) on each Business Day, a Daily Report which will include information regarding the Receivables as of the previous Business Day, (ii) on the third Thursday of each month (or, if such day is not a Business Day, on the next succeeding Business Day), and at such other additional times as the Agent or any Managing Agent shall request, a Settlement Report which will include information regarding the Receivables for the most recently ended Calendar Month and (iii) at such times as the Agent or any Managing Agent shall request, a listing by Obligor of all Receivables together with an aging of such Receivables.
     (e) Section 9.1 of the Purchase Agreement is hereby amended to delete paragraph (a)(i) in its entirety and replace it with the following:
(a) (i) Any Seller Party or the Originator shall fail to make any payment or deposit required hereunder or under any other Transaction Document when due and, in the case of a payment or deposit in respect of Capital, Yield or any fees due under the Fee Letter or the Agent Fee Letter, such failure continues for two (2) Business Days and, in the case of any such payment or deposit which is not in respect of Capital, Yield or fees due under the Fee Letter or the Agent Fee Letter, such failure continues for five (5) Business Days;
     (f) Section 9.1 of the Purchase Agreement is hereby amended to delete paragraph (f) in its entirety and replace it with the following:
     (f)     (i) As at the end of any Calendar Month through July 4, 2009:
(A)	the average of the Delinquency Ratios as of the end of such Calendar Month and the two preceding Calendar Months shall exceed 4.0%;

(B)	the average of the Loss-to-Liquidation Ratios as of the end of such Calendar Month and the two preceding Calendar Months shall exceed 2.25%; or

(C)	the average of the Dilution Ratios as of the end of such Calendar Month and the two preceding Calendar Months shall exceed 13.5%; or
              (ii) As at the end of any Calendar Month beginning with the Calendar Month that begins on July 5, 2009:

(A)	the average of the Delinquency Ratios as of the end of such Calendar Month and the two preceding Calendar Months shall exceed 4.75%;

(B)	the average of the Loss-to-Liquidation Ratios as of the end of such Calendar Month and the two preceding Calendar Months shall exceed 2.75%; or

(C)	the average of the Dilution Ratios as of the end of such Calendar Month and the two preceding Calendar Months shall exceed 14.25%; or
     (g) Section 9.1 of the Purchase Agreement is hereby amended to delete paragraph (h) in its entirety and replace it with the following:
(h) (i) As of the last day of any Fiscal Quarter occurring during any period set forth below, HBI permits the Leverage Ratio to be greater than the ratio set forth opposite such period:

Period	Leverage Ratio
Each Fiscal Quarter ending between October 16, 2008 and April 15, 2009	4.25:1.00
Each Fiscal Quarter ending between April 16, 2009 and July 15, 2009	4.20:1.00
Each Fiscal Quarter ending between July 16, 2009 and October 15, 2009	3.95:1.00
Each Fiscal Quarter ending between October 16, 2009 and January 15, 2010	3.60:1.00
Each Fiscal Quarter ending between January 16, 2010 and July 15, 2010	3.50:1.00
Each Fiscal Quarter ending between July 16, 2010 and July 15, 2011	3.25:1.00
Each Fiscal Quarter ending July 16, 2011 and thereafter	3.00:1.00

; or
(ii) As of the last day of any Fiscal Quarter occurring during any period set forth below, HBI permits the Interest Coverage Ratio to be less than the ratio set forth opposite such period:

Period	Interest Coverage Ratio
Each Fiscal Quarter ending between October 16, 2008 and April 15, 2009	2.75:1.00
Each Fiscal Quarter ending between April 16, 2009 and January 15, 2010	2.50:1.00
Each Fiscal Quarter ending between January 16, 2010 and July 15, 2010	2.75:1.00
Each Fiscal Quarter ending between July 16, 2010 and July 15, 2011	3.00:1.00
Each Fiscal Quarter ending July 16, 2011 and thereafter	3.25:1.00

; or
     (h) Article X of the Purchase Agreement is hereby amended to add the following Section 10.5 thereto:
SECTION 10.5 Accounting Based Consolidation Event. If an Accounting Based Consolidation Event shall at any time occur then, upon demand by the Agent or the applicable Managing Agent, the Seller shall pay to the Agent or such applicable Managing Agent, for the benefit of the relevant Affected Entity, such amounts as such Affected Entity reasonably determines will compensate or reimburse such Affected Entity for any resulting (i) fee, expense or increased cost charged to, incurred or otherwise suffered by such Affected Entity, (ii) reduction in the rate of return on such Affected Entity’s capital or reduction in the amount of any sum received or receivable by such Affected Entity or (iii) internal capital charge or other imputed cost determined by such Affected Entity to be allocable to the Seller or the transactions contemplated in this Agreement in connection therewith. Amounts under this Section 10.5 may be demanded at any time without regard to the timing of issuance of any financial statement by any Conduit or by any Affected Entity; provided, however, that in no event may any Affected Entity (or the applicable Agent or Managing Agent on its behalf) claim or receive reimbursement or compensation for amounts under this Section 10.5 that would exceed 2.00% per annum on the Group Purchase Limit for the related Purchaser Group from the date such Accounting Based Consolidation Event occurs. If the Agent or any Managing Agent becomes or reasonably believes that it will become entitled to claim any additional amounts pursuant to this subsection, it shall promptly notify the Borrower of the event by reason of which it has become or will become so entitled; provided that any failure to give such notice shall not affect the rights to demand payment under this section.
If any Affected Entity (or the applicable Agent or Managing Agent on its behalf) requests compensation under this Section 10.5, then the Seller may, at its sole expense and effort, upon notice to such Affected Entity and its related Managing Agent, require the entire related Purchaser Group (but may not require less than all of the Purchasers and the Managing Agent in such Purchaser Group) to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 12.1), all of their interests, rights and obligations under this Agreement to assignees that shall assume such obligations (which assignees may be other Purchasers if such Purchasers accept such assignment); provided that each such assigning Purchaser and Managing Agent receives payment in full, pursuant to an Assignment Agreement, of an amount equal to such Persons’s share of the Aggregate Capital and Yield owing to such Purchaser and all accrued but unpaid fees and other costs and expenses payable in respect of such Purchaser Group’s share of the Purchaser Interests.
     (i) Article XII of the Purchase Agreement is hereby amended to add the following Section 12.3 thereto:
SECTION 12.3 Federal Reserve. Notwithstanding any other provision of this Agreement to the contrary, any Committed Purchaser may at any time pledge or grant a security interest in all or any portion of its rights (including, without limitation, any Purchaser Interest and any rights to payment of Capital and Yield) under this Agreement to secure obligations of such Committed Purchaser to a Federal Reserve Bank, without notice to or consent of the Seller, the Agent or any other Person; provided that no such pledge or grant of a security interest shall release a Committed Purchaser from any of its obligations hereunder, or substitute any such pledgee or grantee for such Committed Purchaser as a party hereto.
     (j) Section 13.5(b) of the Purchase Agreement is hereby amended to replace the term “the Fee Letter” in the first sentence thereof with the phrase “the Fee Letter, the Agent Fee Letter”.
     (k) Exhibit I to the Purchase Agreement is hereby amended to add the following definitions of “Accounting Based Consolidation Event”, “Affected Entity”, “Agent Fee Letter”, “Alternate Base Rate”, “Federal Funds Effective Rate” and “Stress Factor” in the appropriate alphabetical order:
     “Accounting Based Consolidation Event” means the consolidation, for financial and/or regulatory accounting purposes, of all or any portion of the assets and liabilities of any Conduit that are subject to this Agreement or any other Transaction Document with all or any portion of the assets and liabilities of an Affected Entity. An Accounting Based Consolidation Event shall be deemed to occur on the date any Affected Entity shall acknowledge in writing that any such consolidation of the assets and liabilities of such Conduit shall occur.

     “Affected Entity” means (i) any Committed Purchaser, (ii) any insurance company, bank or other funding entity providing liquidity, credit enhancement or back-up purchase support or facilities to a Conduit, (iii) any agent, administrator or manager of a Conduit, or (iv) any bank holding company in respect of any of the foregoing.
     “Agent Fee Letter” means the letter agreement dated as of March 16, 2009 between the Agent and Seller as the same may be amended, restated, supplemented or otherwise modified from time to time.
     “Alternate Base Rate” means, for any date, a rate per annum equal to the greatest of (a) LIBO for a one month Tranche Period at approximately 11:00 a.m. London time on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1.0%, (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1% and (c) the rate of interest per annum publicly announced from time to time by JPMorgan as its prime rate in effect at its principal office in New York City; each change in the rate described in this clause (c) shall be effective from and including the date such change is publicly announced as being effective. Any change in the Alternate Base Rate due to a change in any rate described in clause (a), (b) or (c) above shall be effective from and including the effective date of such change.
     “Federal Funds Effective Rate” means, for any period, a fluctuating interest rate per annum for each day during such period equal to (a) the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the preceding Business Day) by the Federal Reserve Bank of New York in the Composite Closing Quotations for U.S. Government Securities; or (b) if such rate is not so published for any day which is a Business Day, the average of the quotations at approximately 10:30 a.m. (Chicago time) for such day on such transactions received by the Agent from three federal funds brokers of recognized standing selected by it.
     “Stress Factor” means, (i) 2.0 at all times prior to July 5, 2009, and (ii) 2.5 at all times on and after July 5, 2009.
     (l) Exhibit I to the Purchase Agreement is hereby amended to delete the definitions of “Concentration Limit”, “Default Rate”, “Dilution Reserve Floor”, “Dilution Reserve Percentage”, “Facility Termination Date”, “Fee Letter”, “Loss Reserve Floor”, “Loss Reserve Percentage”, “Prime Rate” and “Transaction Documents” and replace them with the following:
     “Concentration Limit” means, for any Obligor and its Affiliates, at any time, the amount equal to the product of (a) either (i) 3.00% at all times prior to July 5, 2009, and 4.40% at all times on and after July 5, 2009, or (ii) such other higher percentages (each, a “Special Concentration Percentage”)

for such Obligors and its Affiliates as are set forth on Schedule C, which Special Concentration Percentage is subject to reduction or cancellation (1) by the Agent with respect to any Obligor, or (2) by the Agent, upon written demand by any Managing Agent, with respect to any Obligor whose short term debt ratings are withdrawn or downgraded by S&P or Moody’s, in either case of (1) or (2), upon five (5) Business Days’ prior notice to Seller, the other Managing Agents, the Agent and the Servicer and (b) the aggregate Outstanding Balance of all Eligible Receivables at such time.
     “Default Rate” means a rate per annum equal to 3.00% above the Alternate Base Rate.
     “Dilution Reserve Floor” means (i) 17.0% at all times prior to July 5, 2009, and (ii) 16.00% at all times on and after July 5, 2009.
     “Dilution Reserve Percentage” means, at any time, the greater of (i) the Dilution Reserve Floor and (ii) the amount expressed as a percentage and calculated in accordance with the following formula:
DRP = (SF x ED) + ((DS — ED) x (DS / ED)) x DHR
where:
SF = the Stress Factor at such time.
ED = the average of the Dilution Ratios for the twelve months most recently ended at such time.
DS = the highest two (2) consecutive month average of the Dilution Ratios during the immediately preceding twelve months.
DHR = the aggregate Original Balance of all Receivables generated by Originator during the most recently ended one and one-half (1.5) Calendar Month-period divided by the Net Receivables Balance as of the last day of such Calendar Month; provided that any Managing Agent may specify such other period of time for purposes of determining the numerator of DHR upon three (3) Business Days’ prior written notice to the other parties hereto at any time within two (2) months after the date on which the Managing Agents receive the results of any annual audit report prepared at the request of any Managing Agent pursuant to Section 7.1(d), provided, that no Managing Agent may specify any such other period of time unless such other period of time is reasonably based upon and verified by the results of any such annual audit report.
     “Facility Termination Date” means the earliest to occur of (i) March 15, 2010 and (ii) the Amortization Date.
     “Fee Letter” means that certain letter agreement dated as of March 16, 2009 among Seller, the Agent and the Managing Agents, as it may be amended, restated, supplemented or otherwise modified and in effect from time to time.
     “Loss Reserve Floor” means (i) 12.0% at all times prior to July 5, 2009, and (ii) 22.00% at all times on and after July 5, 2009.
     “Loss Reserve Percentage” means, at any time, the greater of (i) the Loss Reserve Floor and (ii) the amount expressed as a percentage and calculated in accordance with the following formula:
LRP = LR x LHR x SF
where:
LR = the greatest three-month average Default Ratio during the immediately preceding 12-month period.
LHR = the aggregate Original Balance of all Receivables generated by Originator during the three and one-half (3.5) Calendar Months ending as of the last day of the most recently ended Calendar Month immediately preceding such time divided by the Net Receivables Balance as of the last day of the most recently ended Calendar Month.
SF = the Stress Factor at such time.
     “Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMorgan as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective; provided that at all times after the occurrence and during the continuance of an Amortization Event, the Prime Rate shall mean the Default Rate.
     “Transaction Documents” means, collectively, this Agreement, each Purchase Notice, the Receivables Sale Agreement, each Collection Account

Agreement, the Fee Letter, the Agent Fee Letter, the Subordinated Note (as defined in the Receivables Sale Agreement) and all other instruments, documents and agreements executed and delivered in connection herewith.
     (m) The Purchase Agreement is hereby amended to delete Schedule C in its entirety and replace it with the new Schedule C attached hereto as Attachment A.
     SECTION 2. Representations and Warranties. Each of the Seller and the Servicer hereby represents and warrants to each of the other parties hereto, as to itself that:
     (a) It has all necessary corporate or company power and authority to execute and deliver this Amendment and to perform its obligations under the Purchase Agreement as amended hereby, the execution and delivery of this Amendment and the performance of its obligations under the Purchase Agreement as amended hereby has been duly authorized by all necessary corporate or company action on its part and this Amendment constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws relating to or limiting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).
     (b) On the date hereof, before and after giving effect to this Amendment, (i) no Amortization Event or Potential Amortization Event has occurred and is continuing and (ii) the aggregate Purchaser Interests do not exceed 100%.
     SECTION 3. Conditions Precedent. This Amendment shall become effective on the first Business Day (the “Effective Date”) on which (i) the Agent or its counsel has received four (4) counterpart signature pages to each of this Amendment, the Fee Letter of even date herewith and the Agent Fee Letter of even date herewith, in each case, executed by each of the parties hereto and (ii) each Managing Agent has received the first installment of the Up-Front Fee (as such term is defined in the Fee Letter) due in connection with the execution of this Amendment.
     SECTION 4. Reference to and Effect on the Transaction Documents.
     (a) Upon the effectiveness of this Amendment, (i) each reference in the Purchase Agreement to “this Receivables Purchase Agreement”, “this Agreement”, “hereunder”, “hereof”, “herein” or words of like import shall mean and be a reference to the Purchase Agreement as amended or otherwise modified hereby, and (ii) each reference to the Purchase Agreement in any other Transaction Document or any other document, instrument or agreement executed and/or delivered in connection therewith, shall mean and be a reference to the Purchase Agreement as amended or otherwise modified hereby.
     (b) Except as specifically amended, terminated or otherwise modified above, the terms and conditions of the Purchase Agreement, of all other Transaction Documents and any other documents, instruments and agreements executed and/or delivered in connection therewith, shall remain in full force and effect and are hereby ratified and confirmed.

     (c) The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of the Agent or any Purchaser under the Purchase Agreement or any other Transaction Document or any other document, instrument or agreement executed in connection therewith, nor constitute a waiver of any provision contained therein.
     SECTION 5. Execution in Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same instrument. Delivery of an executed counterpart of a signature page to this Amendment by facsimile or other electronic format shall be effective as delivery of a manually executed counterpart of this Amendment.
     SECTION 6. Governing Law. THIS AGREEMENT SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS (AND NOT THE LAW OF CONFLICTS) OF THE STATE OF NEW YORK.
     SECTION 7. Headings. Section headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purpose.
     SECTION 8. Fees and Expenses. Seller hereby confirms its agreement to pay on demand all reasonable costs and expenses of the Agent, the Managing Agents or Purchasers in connection with the preparation, execution and delivery of this Amendment and any of the other instruments, documents and agreements to be executed and/or delivered in connection herewith, including, without limitation, the reasonable fees and out-of-pocket expenses of counsel to the Agent or Purchasers with respect thereto.
[Remainder of Page Deliberately Left Blank]

          IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective officers as of the date first above written.

HBI RECEIVABLES LLC

By:	/s/ Richard D. Moss

Name: Richard D. Moss Title: President and Chief Executive Officer

HANESBRANDS INC., as Servicer

By:	/s/ Richard D. Moss

Name: Richard D. Moss Title: Senior Vice President and Treasurer
Signature Page
to
Amendment No. 1 to RPA

FALCON ASSET SECURITIZATION COMPANY LLC, as a Conduit Purchaser

By:	JPMorgan Chase Bank, N.A., its attorney-in-fact

By:	/s/ Adam J. Klimek

Name: Adam J. Klimek Title: Vice President

JPMORGAN CHASE BANK, N.A., as a Committed Purchaser, a Managing Agent and Agent

By:	/s/ Adam J. Klimek

Name: Adam J. Klimek Title: Vice President
Signature Page
to
Amendment No. 1 to RPA

BRYANT PARK FUNDING LLC, as a Conduit Purchaser

By:	/s/ Damian A. Perez

Name: Damian A. Perez Title: Vice President

HSBC SECURITIES (USA) Inc., as a Managing Agent

By:	/s/ Suzanna Baird

Name: Suzanna Baird Title: Vice President

HSBC BANK USA, NATIONAL ASSOCIATION, as a Committed Purchaser

By:	/s/ Robert Devir

Name: Robert Devir Title: Managing Director
Signature Page
to
Amendment No. 1 to RPA

Attachment A to Amendment No. 1 to Receivables Purchase Agreement
SCHEDULE C
SPECIAL CONCENTRATION PERCENTAGES

Obligor Name	Special Concentration	Special Concentration
	Percentage	Percentage
	prior to July 5, 2009	on and after July 5, 2009

[****]	[****]%	[****]%
[****]	[****]%	[****]%
[****]	[****]%	[****]%
[****]	[****]%	[****]%

**** Omitted pursuant to a confidential treatment request